THIRD AMENDMENT TO REIMBURSEMENT AGREEMENT
This Third Amendment to Reimbursement Agreement (the “Third Amendment”) is made as of the 29th day of February, 2012 by and between Bank of America, N.A. (the “Lender”), a national banking association with offices at 100 Federal Street, Boston, Massachusetts 02110 and iRobot Corporation, a Delaware corporation with its principal place of business at 8 Crosby Drive, Bedford, Massachusetts 01730 (the “Borrower”) in consideration of the mutual covenants contained herein and benefits to be derived herefrom:
W I T N E S S E T H
WHEREAS, the Lender and the Borrower, have entered into a certain loan arrangement, which loan arrangement is evidenced by, among other documents and instruments, a certain Reimbursement Agreement dated January 4, 2011 (as amended, the “Agreement”);
WHEREAS, Borrower and the Lender have agreed to amend certain terms and provisions of the Agreement all as set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Lender and the Borrower hereby agree as follows:
1.All capitalized terms not otherwise defined herein shall have the same meaning as defined in the Agreement.

2.The following definitions are added to Section 1.01 of the Agreement in alphabetical order:

“Alternative Currency” means each of Euro, Sterling, Yen, Rupees and each other currency (other than Dollars) that is approved in accordance with Section 1.08.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Lender at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Lender to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Lender, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

Participating Member State” means each state so described in any EMU Legislation.

“Revaluation Date” means with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Lender under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Lender shall determine.

“Rupees” means the lawful currency of the Republic of India.

“Spot Rate” for a currency means the rate determined by the Lender to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Lender may obtain such spot rate from another financial institution designated by the Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Yen” means the lawful currency of Japan.

3.The following definitions in Section 1.01 of the Agreement are supplemented as follows:

The definition of “L/C Borrowings” is hereby supplemented by adding the following sentence at the end of the definition:
“All L/C Borrowings shall be denominated in Dollars.”
The definition of “Letters of Credit” is hereby supplemented by adding the following sentence at the end of the definition:
“Letters of Credit may be issued in Dollars or in an Alternative Currency.”
4.Section 1.06 of the Agreement is hereby deleted in its entirety and replaced with the following:

1.06 Exchange Rates; Currency Equivalents.

(a)The Lender shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of L/C Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Lender.

(b)Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Lender.

1.07 Additional Alternative Currencies. The Borrower may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Lender.

b.Any such request shall be made to the Lender not later than 11:00 a.m., 20 Business Days prior to the date of the desired L/C Credit Extension (or such other time or date as may be agreed by the Lender, in its sole discretion).

c.Any failure by Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by Lender to permit Letters of Credit to be issued in such requested currency. If the Lender consents to the issuance of Letters of Credit in such requested currency, the Lender shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances by the approving L/C Issuer. If the Lender shall fail to obtain consent to any request for an additional currency under this Section 1.07, the Lender shall promptly so notify the Borrower.

1.08 Change of Currency. Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency.

b.Each provision of this Agreement shall be subject to such reasonable changes of construction as the Lender may from time to time specify to be appropriate to reflect the adoption or abandonment of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

c.Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Lender may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

5.Section 2.01(a)(ii)(E) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(E)    except as otherwise agreed by the Lender, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency or Lender does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency; or”
6.Section 2.01(c)(i) of the Agreement is hereby deleted and replaced with the following:

(i)Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Lender shall notify the Borrower thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the Lender in such Alternative Currency, unless (A) the Lender (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the Lender promptly following receipt of the notice of drawing that the Borrower will reimburse the Lender in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Lender shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the Lender under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the Lender under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse the Lender in an amount equal to the amount of such drawing and in the applicable currency. If the Borrower fails to so reimburse the Lender, the Borrower shall be deemed to have requested a borrowing (the “L/C Borrowing”) of a Base Rate Loan to be disbursed on the Honor Date in an amount equal to the amount of such unreimbursed drawing, subject to the amount of the unutilized portion of the Commitment and the conditions set forth in Section 4.02.

7.Section 2.01(d) of the Agreement is hereby supplemented by adding the following subsection (vi) after subsection (v):

“or; (vii)    any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally.”
8.Section 4.02 of the Agreement is hereby supplemented by adding the following subsection (d) after subsection (c):

“(d)    In the case of a L/C Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Lender would make it impracticable for such L/C Credit Extension to be denominated in the relevant Alternative Currency.”
9.Except as expressly amended hereby, the remaining terms and conditions of the Agreement and all documents and instruments executed in connection therewith are hereby expressly ratified and confirmed.

10.The Borrower acknowledges and agrees that it has no claims, counterclaims, off-sets, defenses or causes of action against the Lender through the date of this Third Amendment with respect to amounts outstanding under the Agreement. To the extent such claims, counterclaims, off-sets, defenses and/or causes of action should exist, whether known or unknown, at law or in equity, the Borrower hereby WAIVES same and RELEASES the Lender from any and all liability in connection therewith.

11.Miscellaneous.

a.The Borrower shall execute and deliver to the Lender such additional documents, instruments, and agreements that the Lender may reasonably require in order to give effect to, and implement the terms and conditions of this Third Amendment.

b.This Third Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original and all of which together shall constitute one instrument.

c.This Third Amendment expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provision hereof.

d.The Borrower shall pay on demand all reasonable documented costs and expenses of the Lender including, without limitation, reasonable documented attorneys’ fees in connection with the preparation, negotiation, execution and delivery of the Third Amendment.

12.It is intended that this Third Amendment take effect as an instrument under seal as of the date first written above.

Witnessed by: /s/ Paul Tavalone________________	IROBOT CORPORATION By: /s/ John Leahy____________________ Name: John Leahy Title: EVP, Chief Financial Officer

(signatures continued on next page)

BANK OF AMERICA, N.A.

By: /s/ Scott Vokey
Name: Scott W. Vokey
Title: Senior Vice President